Exhibit 99.1

Contacts: Dan Darazsdi +1 910 558 7915 daniel.darazsdi@ppdi.com

Luke Heagle +1 910 558 7585 luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

PPD Reports First Quarter 2011 Financial Results

Highlights:

•	Net book-to-bill ratio of 1.31

•	Net revenue growth of 10.5% over Q1 2010

•	Significant year-over-year decrease in SG&A expense

•	Retired 6.5 million shares of common stock

WILMINGTON, N.C. (April 26, 2011) - PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the first quarter ended March 31, 2011.

PPD recorded net revenue of $383.2 million for the first quarter of 2011, an increase of 10.5 percent over net revenue of $346.8 million for the first quarter of 2010. First quarter 2011 income from operations was $52.4 million, compared to $27.7 million for the first quarter of 2010. Income from operations for the first quarter of 2011 was higher than the same period last year due primarily to higher net revenue, lower SG&A expense, and a decrease in research and development and operating expenses due to the June 2010 spin-off of Furiex Pharmaceuticals, Inc. Diluted earnings per share for the first quarter of 2011 were $0.32, compared to $0.14 for the first quarter of 2010.

“We were pleased to deliver solid gross and net authorizations in the first quarter of 2011, enhancing the future outlook of PPD,” said David Grange, chief executive officer of PPD. “Clinical Development Services segment margins remained strong for the quarter, while Laboratory Services segment results were impacted by higher than normal project cancellations and postponements and increased investment in research and development to support the future growth of our drug discovery services business. Productivity improvement, cost control, and operational excellence remain top priorities for our global leadership team in the year ahead.”

Clinical Development Services

Clinical Development Services segment net revenue for the first quarter of 2011 was $279.7 million, compared to $249.3 million for the first quarter of 2010. First quarter 2011 income from operations for this segment was $46.5 million, compared to $27.0 million for the first quarter of 2010.

Laboratory Services

Laboratory Services segment net revenue for the first quarter of 2011 was $76.5 million, compared to $74.5 million for the first quarter of 2010. First quarter 2011 income from operations for this segment was $6.0 million, compared to $9.5 million for the first quarter of 2010.

Other Financial Information

Gross authorizations for the first quarter of 2011 totaled $639.5 million. Backlog at March 31, 2011, was $3.6 billion. Contract cancellations and adjustments for the first quarter of 2011 were $174.1 million.

Cash flow from operations for the first quarter of 2011 was $41.9 million. At March 31, 2011, PPD had $452.6 million in cash and investments, after the payment of $200 million to repurchase shares of the company’s common stock under its accelerated share repurchase program and $19.0 million for its first quarter dividend. During the first quarter of 2011, PPD retired 6.5 million shares of its common stock under its accelerated share repurchase program. The effective tax rate for continuing operations in the first quarter of 2011 was 32.0 percent.

“We continued to make progress executing our strategic initiatives during the first quarter, as evidenced by a net book-to-bill ratio of 1.31, double-digit net revenue growth year-over-year, and a significant year-over-year decrease in SG&A expense,” said Fred Eshelman, executive chairman of PPD. “We remain committed to improving our operational execution, controlling costs, and differentiating our global service offerings to drive value for our clients and shareholders.”

PPD will conduct a live conference call and webcast tomorrow, April 27, 2011, at 9:00 a.m. ET to discuss its first quarter 2011 results. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the PPD Web site at www.ppdi.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant dial-in:	+1 877 644 0692 (U.S./Canada)
+1 973 200 3387 (International)
Conference ID:	53359936

PPD is a leading global contract research organization providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 44 countries and more than 11,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients and partners accelerate the delivery of safe and effective therapeutics and maximize the returns on their R&D investments. For more information, visit www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions, including those relating to PPD’s first quarter 2011 financial results and the rest of 2011, contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-

looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based and could cause actual results to differ materially from the forward-looking statements. Other important factors which could cause future results to differ materially include the following: economic conditions, R&D spending levels and outsourcing trends in the pharmaceutical, biotechnology and government-sponsored research sectors; overall global economic conditions; competition in the outsourcing industry; PPD’s ability to win new business; the rate of conversion of backlog into revenue; loss, delay or modification of large contracts; higher-than-expected cancellation rates; actual operating performance; fluctuations in currency exchange rates; risks associated with and dependence on strategic relationships; our ability to implement and risks associated with stock repurchases; rapid technological advances that make our services less competitive; risks associated with acquisitions and investments, such as impairments and integration, including PPD’s investment in Celtic Therapeutics; the ability to attract, integrate and retain key personnel, including a new CEO; our ability to control SG&A spending; risks associated with fixed price contracts and cost overruns; consolidation in the pharmaceutical and biotechnology industries; and risks that we may increase, reduce or discontinue our dividend policy. These and other PPD risk factors are set forth in more detail from time to time in our SEC filings, copies of which are available free of charge upon request from PPD’s investor relations department. PPD assumes no obligation and expressly disclaims any duty to update these forward-looking statements in the future, except as required by applicable securities laws. These forward-looking statements should not be relied upon as representing PPD’s estimates or views as of any date subsequent to the date hereof.

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2010	2011
Net revenue:
Service revenue	$324,120	$356,165
Reimbursed revenue	22,649	27,038

Total net revenue	346,769	383,203

Direct costs	182,802	206,823
Research and development	6,338	2,220
Selling, general and administrative	112,910	104,947
Depreciation and amortization	17,037	16,764

Operating income	27,682	52,449

(Loss) income from equity method investment	(2,042)	2,549
Other income, net	1,273	(47)

Income from continuing operations before income taxes	26,913	54,951
Provision for income taxes	8,631	17,584

Income from continuing operations	18,282	37,367

Discontinued operations, net of taxes	(1,077)	—

Net income	17,205	37,367

Net loss attributable to non-controlling interest	—	247

Net income attributable to shareholders	$17,205	$37,614

Income per share from continuing operations:
Basic	$0.15	$0.32

Diluted	$0.15	$0.32

Income (loss) per share from discontinued operations:
Basic	$(0.01)	$—

Diluted	$(0.01)	$—

Net income per share:
Basic	$0.15	$0.32

Diluted	$0.14	$0.32

Dividends declared per common share	$0.15	$0.15

Weighted average number of shares outstanding:
Basic	118,460	116,870

Diluted	119,186	118,184

PPD, Inc.

Segment Information

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2010	2011
Net revenue:
Clinical Development Services	$249,294	$279,658
Laboratory Services	74,533	76,507

Development	323,827	356,165

Discovery Sciences	293	—
Reimbursed revenue	22,649	27,038

Total	$346,769	$383,203

Operating income (loss):
Clinical Development Services	$27,006	$46,492
Laboratory Services	9,534	5,957

Development	36,540	52,449

Discovery Sciences	(8,858)	—

Total	$27,682	$52,449

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2010	March 31, 2011
Cash, cash equivalents, short-term and long-term investments	$638,297	$452,576
Accounts receivable and unbilled services, net	435,876	467,276
Total assets	1,992,046	1,863,011
Unearned income	317,191	334,364
Shareholders’ equity	1,289,010	1,140,218

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents, short-term and long-term investments categories

	December 31, 2010	March 31, 2011
Cash and cash equivalents	$479,574	$349,778
Short-term investments	79,976	25,245
Long-term auction rate securities	78,747	77,553

	$638,297	$452,576